Exhibit 10.11

HEALTHCARE TRIANGLE INC.

4309 Hacienda Dr, Suite 150, Pleasanton, CA 94588

January 1, 2020

Sudish Mogli

3943, Soutirage ln , San Jose , CA 95135

Email: sudish@8kmiles.com

Dear Sudish ,

Healthcare Triangle Inc., a Nevada corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1.  Position. You will start in a full-time position as CTO, Cloud and Technology you will initially report to the company’s CEO Suresh Venkatachari. Your primary duties will be Product Development, Build technology roadmap, Engineering team management, Customer Success and Product Marketing Support including Technical Marketing Collateral. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2.  Compensation and Employee Benefits. You will be paid a starting USD 210,000 per year, payable on the Company’s regular payroll dates. [As a regular employee of the Company you will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefit summary that I have enclosed with this letter.]

3.  [Vacation/PTO and Employee Benefits. During your Employment, you shall be eligible to accrue up to [10 days of paid vacation / paid time off, pro-rated for the remainder of this calendar year, in accordance with the Company’s vacation / paid time off policy, as it may be amended from time to time. [During your Employment, you shall be entitled to all rights and benefits for which you are eligible under the terms and conditions of the standard Company benefits programs (including medical and dental insurance plans) which may be in effect from time to time and provided by the Company to employees generally. The Company may modify its benefits programs from time to time as it deems necessary.]

4.  Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.

5.  Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this

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offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

6.  Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

7.  Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

8. Miscellaneous.

(a)  Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of State of Nevada, without giving effect to principles of conflicts of law.

(b)  Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c)  Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

(d)  Electronic Delivery. The Company may, in its sole discretion, decide to deliver to you by email or any other electronic means any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws. You hereby consent to receive such documents and notices by such electronic delivery and agree to participate through any on-line or electronic system that may be established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

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If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on January 1, 2020.

We look forward to having you join us no later than January 1, 2020.

Very truly yours,

HEALTHCARE TRIANGLE INC.

By: /s/ Suresh Venkatachari

Name: Suresh Venkatachari

Title: President

ACCEPTED AND AGREED:

Sudish Mogli

/s/ Sudish Mogli

(Signature)

Dated: January 1, 2020

Anticipated Start Date: January 1, 2020

Attachment A: Confidential Information and Invention Assignment Agreement

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ATTACHMENT A

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

(See Attached)

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